CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 16, 2001, relating to the consolidated financial statements and financial statement schedule of Exabyte Corporation, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement

Denver, Colorado

June 6, 2001